Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. to Hold its
2009 Tri-Annual Meeting of Unitholders
Whippany, New Jersey, April 24, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that, at its recent meeting, the Board of Supervisors declared the close of business on Tuesday, May 26, 2009 as the record date for the 2009 Tri-Annual Meeting of the Partnership’s Common Unitholders. The Tri-Annual Meeting is scheduled to be held at 9:00 a.m., Wednesday, July 22, 2009 at the Partnership’s headquarters in Whippany, New Jersey. At the Tri-Annual Meeting, Unitholders will be asked to elect all of the Partnership’s Supervisors for three-year terms and to approve a new restricted unit plan for Partnership employees.
The Partnership expects to mail proxy materials to its Unitholders of record as of the record date on or about May 29, 2009.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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